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E-mail: jjai@bdo.ca

January 18, 2011

Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549
U.S.A.

Dear Ladies and Gentlemen:

Re:  Force Energy Corp.

We are the former independent auditors for Force Energy Corp (the “Company”).  We have read the Company’s disclosure in the section “Changes in Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s 8-K dated January 17, 2011 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Yours truly,

/s/ BDO Canada LLP
Chartered Accountants